     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 23, 2021, accompanying the financial statements of Investment Grade Municipal Trust, 20+ Year Series 191 (included in Invesco Unit Trusts, Municipal Series 1301) as of August 31, 2021, and for each of the three years in the period ended August 31, 2021, and the financial highlights for the period from September 26, 2017 (date of deposit) through August 31, 2018 and for each of the three years in the period ended August 31, 2021, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-215697) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 23, 2021